Exhibit 2.3

[SERIES], a Series of StartEngine Collectibles Fund II LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of StartEngine Collectibles Fund II LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	[SERIES], a Series of StartEngine Collectibles Fund II LLC (“[SERIES]”).

Effective Date of Establishment	[DATE].

Managing Member	StartEngine Asset LLC and was appointed as the Managing Member of the [SERIES] with effect from [DATE] and shall continue to act as the Managing Member of [SERIES] until dissolution of [SERIES] pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	StartEngine Assets LLC.

Asset Manager	StartEngine Assets LLC.

[SERIES] Asset	Assets to be acquired by [SERIES] and related liabilities, include [ASSETS].

However, the Asset Manager may modify this criteria in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of [SERIES] Shares the Company can issue is [_].

Sourcing Fee	[_]% of the of the amount paid for the underlying asset (approximately [_]% of the gross offering proceeds)

Broker	None.

Brokerage Fee	None.

Other Rights	Holders of [SERIES] Shares shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of [SERIES] Shares.

Officers	There shall initially be no specific officers associated with [SERIES], although, the Managing Member may appoint officers of [SERIES] from time to time, in their sole discretion.

Minimum Shares	[MINIMUM INVESTMENT AMOUNT].

Asset Base Date	[ASSET BASE DATE], the Administrative Manager and the Asset Manager will receive an asset management fee based on the capital contributions of the Economic Members for this Series. After such dates the asset management fee will be based on the Series’ NAV.

NAV Date	[NAV DATE]